UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 08, 2024

PACIFIC GREEN TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54756	36-4966163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 10212, 8 The Green Dover, DE	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (302) 601-4659

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PGTK	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

a.	On July 3, 2024, the Audit Committee of the Board of Directors (the “Audit Committee”) of Pacific Green Technologies Inc. (the “Company”), based on discussions with management, determined that the unaudited condensed financial statements for the quarter ended December 31, 2023, included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on February 20, 2024, should no longer be relied upon, due to the identification of a material error. Whilst the error had no impact on reported net income, cash balance or net assets, certain line items within the income statement were materially impacted.

The Company did not recognize a change in the fair value of interest rate swaps and foreign currency forward contracts that a subsidiary of the Company entered into during the quarter ended December 31, 2023. The Company sold the subsidiary during the quarter and the purchaser assumed the interest rate swap and foreign currency forward contracts, so the restatement of the financial statements for the quarter will not affect reported net income, cash balance or net assets. However, the Company will recognize an $8.4 million increase in derivative expense for the loss on the interest rate swap and foreign currency forward contracts and an offsetting $8.4 million increase in revenue on the sale of the Sheaf project, and a related $2.1 million increase to cost of sales and an offsetting $2.1 million deferred tax credit.

In addition to the correction of the error relating to accounting for derivatives, the Company has reassessed its presentation of $1.0 million consulting costs in expenses to $0.8 million in cost of sales and $0.2 million in gain on sale of subsidiary, $2.6 million loan fees as interest expense rather than cost of sales, and $2.1 million debt issuance costs as revenue reduction rather than cost of sales. The change in classification of such costs will not affect reported net income, cash balance or net assets. The restated financial statements for the quarter ended December 31, 2023 will be reported in the 10-K for the fiscal year ended March 31, 2024.

The Company concluded that its disclosure controls and procedures as of December 31, 2023 are ineffective as a result of a material weakness that existed in the Company’s internal control over financial reporting related to accounting for non-routine transactions. This will be reported in the 10-K for the fiscal year ended March 31, 2024.

The Company’s management and its Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02(a) with Grant Thornton UK LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC GREEN TECHNOLOGIES INC.

/s/ Scott Poulter
Scott Poulter
Chief Executive Officer and Director

Date:	July 08, 2024

2